Exhibit 10.49

CONSULTING AGREEMENT

THIS AGREEMENT entered into as of June 1, 2009 (“Effective Date”)

BETWEEN:	Marvin D. Cooper, residing at [ ] U.S.A. (hereinafter referred to as “the Consultant”)

AND:	Domtar Corporation, a Delaware corporation, having its head office at 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada (hereinafter referred to as “Domtar”)

WHEREAS Domtar wishes to retain the services of the Consultant to assist it in connection with certain special projects.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

1.	The Consultant will provide consultancy services to Domtar in connection with the special projects described in Annex A attached hereto, and other projects as may be designated from time to time by Domtar’s President and CEO (the “Services”), upon the terms and conditions set forth below.

2.	This Agreement shall expire one (1) year after the Effective Date.

3.	During the term of this Agreement, the Consultant shall make himself available from time to time to provide the Services for a maximum of one hundred (100) days at such location or locations as may be required from time to time, it being understood that the Consultant shall not be required to work more than 30 hours per month on Domtar matters. The performance of any services in excess of this one hundred (100)-day limit will require prior approval by Domtar’s President and CEO. For purposes of Section 409A of the US Internal Revenue Code (“Section 409A”), Domtar shall determine the expected level of Services to be performed by the Consultant under this Agreement following the date of his retirement as an officer and employee of Domtar (the “Retirement Date”) and whether, as a result thereof, the Consultant will have a “separation from service” (if any) within the meaning of Section 409A at the close of business, on the Retirement Date or on such later date as Domtar shall determine.

4.	The Consultant shall perform the Services with reasonable skill, care and diligence, and shall receive instructions from Domtar’s President and CEO or his designee.

5.	The consulting fees for the Services shall be $3,000 per 8-hour day, payable upon the presentation of a monthly invoice to Domtar, outlining the services rendered and the time spent. Invoices shall be submitted within 30 days after the end of the month to which they relate and, subject to receipt of the requisite accompanying documentation, shall be paid within 30 days of receipt.

6.	The Consultant shall assume all reasonable traveling and other out-of-pocket expenses incurred in connection with the performance of Services and in accordance with Domtar’s expense policies, which will be reimbursed upon submission and approval of a monthly expense summary accompanied by receipts. Mileage for the use of the Consultant’s personal vehicle in the performance of the Services will be reimbursed at applicable Domtar rates.

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7.	The Consultant declares and Domtar agrees that he is an independent contractor and not an employee of Domtar within the meaning of the provisions of occupational health and safety, workers’ compensation, employment standards, labor relations or any other applicable local, state or federal legislation, and that he is solely responsible for the payment of all taxes that are required by applicable laws or regulations to be paid in respect of the services hereunder, including, without limitation any federal, state and local taxes or contributions imposed or required under unemployment insurance, social security, and income tax laws such as Federal Insurance Contributions Act taxes. The Consultant further agrees to fully comply with all applicable laws and regulations when performing the Services.

8.	The Consultant agrees not to incur legal obligations on Domtar’s behalf without prior approval from its President and CEO or his designee.

9.	Domtar undertakes and agrees that it shall indemnify and hold the Consultant harmless from any and all costs, expenses or judgments awarding damages, related to any claim, lawsuit or legal action brought against the Consultant while acting reasonably in the course and scope of performing the Services hereunder, provided that such undertaking by Domtar shall not apply in any case of gross negligence or willful misconduct on the part of the Consultant. The Consultant undertakes and agrees that he shall cooperate fully with Domtar and its legal counsel in the defense of any such claim, lawsuit or legal action and shall not under any circumstances settle, compromise or appeal any such claim or resulting judgment without the prior written consent of Domtar. The Consultant shall notify Domtar immediately in the event that he becomes aware of any such claim, lawsuit or legal action or any threat to initiate same.

10.	Any reimbursable costs or expenses under this Agreement must be submitted within 90 days of incurrence with all requisite documentation. Domtar will make any reimbursement due to the Consultant as promptly as possible, but in no event later than December 31 following the year in which the Consultant incurred the expense. The amount of any reimbursement provided under this Agreement in one year shall not affect the amount of any reimbursement provided in any other year.

11.	The Services performed by the Consultant shall be for the exclusive benefit of Domtar and the Consultant shall not, for the terms of this Agreement, either personally or for another party, directly or indirectly, in whatever capacity including, but not limited to, as an employer, employee, principal, proxy, agent, associate, independent contractor, franchisor, franchisee, distributor, consultant or otherwise, conduct or be employed, or hold material financial interests, or be otherwise commercially involved in any venture, activity, or business, identical or substantially similar or competitive to the ventures, activities or business of Domtar.

12.	After the termination of this Agreement and for a period of six (6) months thereafter, the Consultant shall not, directly or indirectly, either individually or in partnership, jointly or in conjunction with any person, firm, association, syndicate, corporation or any other entity whether, without limitation, as principal, shareholder, agent, employer, employee, proxy, associate, independent contractor, franchisor, franchisee, distributor, consultant or otherwise, conduct, engage, be employed by or participate in or be otherwise commercially involved with any person or entity doing business in the manufacture, distribution and sale of any products or services similar or competitive to those of Domtar.

13.	For the term of this Agreement and for two (2) years after its termination, the Consultant agrees to treat as secret and confidential and not at any time for any reason to disclose or allow to be disclosed to any person, firm or corporation or otherwise make use of or allow to be made use of any confidential or proprietary information or relating to Domtar’s technology, processes, business, strategies, finances or any such confidential information relating to any affiliate, supplier or customer of Domtar, unless the information:

a)	is in the public domain as at the date of this Agreement or comes into the public domain other than through breach of this Agreement or another agreement to which Domtar is a party; or

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b)	becomes known to the Consultant through a third party otherwise than through a breach of this Agreement or another agreement to which Domtar is a party.

13.	The Consultant further acknowledges and agrees that in the event of a violation of the covenants and agreements set forth in articles 10, 11 or 12 hereinabove, Domtar shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Domtar may be legally entitled.

14.	The Consultant hereby acknowledges that he is a “specified employee” (within the meaning of Section 409A of the US Internal Revenue Code (“Section 409A”). Accordingly, notwithstanding anything to the contrary contained in this Agreement, any payment required to be made to the Consultant hereunder upon or following date of his “separation from service” (within the meaning of Section 409A) shall be delayed until six months after such separation from service (or, if earlier, upon the Consultant’s death) to the extent necessary to comply with, and avoid imposition on Consultant of any tax penalty imposed under, Section 409A USIRC. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid, in a single lump sum as soon as administratively practicable following the six month anniversary of the Consultant’s separation from service, and not later than 30 business days after such six month anniversary.

15.	Any notice or other communication related to this Agreement given by Domtar to the Consultant or by the Consultant to Domtar shall be in writing and shall be sent by registered mail or by courier to the addresses noted below or as either party hereto may designate by prior written notice to the other:

Consultant:	[ ]

Domtar:	Domtar Corporation 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Canada Attention: General Counsel

15.	Either party may terminate this Agreement for any reason by giving thirty (30) days prior written notice to the other.

16.	This Agreement contains the entire agreement of the parties and supersedes any prior written or oral agreements respecting the subject matter hereof and neither party shall be bound by any prior agreements.

17.	The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof, and any such invalid provision or part thereof shall be deemed to be severable.

18.	This Agreement may not be assigned by the Consultant.

19.	This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, this 6th day of May, 2009.

Domtar Corporation	Consultant

By:	By:

John D. Williams/President and CEO	Marvin Cooper

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